SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (date of earliest event reported):

                           July 8, 1996    (June 24, 1996)



                            FIRST BANKS AMERICA, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                                    --------
           (State or other jurisdiction incorporation or organization)
                  0-8937                            75-1604965
                  ------                            ----------
         (Commissioner File Number)     (I.R.S. Employer Identification No.)

                     8820 Westheimer Road, HOUSTON, TX 77063
                     ---------------------------------------
               (address of principal executive offices (Zip Code)

                                 (713) 954-2400
                                 --------------
              (Registrant's telephone number, including area code)



      ---------------------------------------------------------------------
              (Former name, former address, and former fiscal year,
                          if changed since last report)

Item 5.  Other Events.
         -------------


         On June 24, 1996, First Banks America, Inc., a Delaware Corporation ("FBA"), and Sunrise Bancorp, a California corporation ("Sunrise"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sunrise will merge with a wholly-owned subsidiary of FBA. Sunrise Bank of California, a state chartered bank which is a wholly-owned subsidiary of Sunrise, will become a wholly-owned indirect subsidiary of FBA. The Agreement provides for the shareholders of Sunrise to receive $4.00 per share in cash for their stock, an aggregate of approximately $18.1 million (which includes the purchase price of outstanding stock options of Sunrise). The transaction is subject to regulatory approvals and the approval of the shareholders of Sunrise and is expected to be completed during the fourth quarter of 1996.

         The merger, which will be accounted for under the purchase method of accounting, was announced in a press release issued by FBA and Sunrise on June 24, 1996 (the "Joint Press Release").

         FBA intends to borrow a portion of the funds needed in order to consummate the merger from First Banks, Inc., a Missouri corporation which is the owner of approximately 66% of the voting stock of FBA, and First Banks, Inc. executed a guarantee of FBA's ability to fund the acquisition. The Merger Agreement also contains provisions intended to assure that both FBA and Sunrise complete the transaction, and FBA obtained irrevocable proxies of the directors of Sunrise assuring that their shares would be voted for approval of the merger.

         The Merger Agreement and the Joint Press Release appear as exhibits to this Report.


Item 7. Financial Statements and Exhibits.
        ----------------------------------

(c)      Exhibits

         The following exhibits are submitted herewith:

         Exhibit No.   Exhibit
         -----------   -------

           10(k) Agreement and Plan of Merger, dated June 24, 1996 by and between First Banks America, Inc. and sunrise Bancorp.


           99          Registrant's Press Release dated June 24, 1996.

                                   SIGNATURES



         Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 8, 1996




                                                 FIRST BANKS AMERICA, INC.




                                                 By: /s/Allen H. Blake
                                                     ------------------
                                                        Allen H. Blake
                                                        Chief Financial Officer

                                    EXHIBIT 10(k)

                          AGREEMENT AND PLAN OF MERGER





                                 by and between





                                 SUNRISE BANCORP
                            a California corporation




                                       and





                            FIRST BANKS AMERICA, INC.
                             a Delaware corporation





                                  June 24, 1996

                                TABLE OF CONTENTS

ARTICLE ONE - TERMS OF THE MERGER & CLOSING

Section 1.01.  The Merger..................................................  1
         Section 1.02.  Effect of the Merger...............................  1
         Section 1.03.  Conversion of Shares...............................  1
         Section 1.04.  The Closing........................................  2
         Section 1.05.  Closing Date.......................................  2
         Section 1.06.  Actions At Closing.................................  2
         Section 1.07.  Exchange Procedures; Surrender of Certificates.....  3

ARTICLE TWO - REPRESENTATIONS OF BANCORP

         Section 2.01.  Organization and Capital Stock.....................  4
         Section 2.02.  Authorization; No Defaults.........................  5
         Section 2.03.  Subsidiaries.......................................  5
         Section 2.04.  Financial Information..............................  6
         Section 2.05.  Absence of Changes.................................  6
         Section 2.06.  Regulatory Enforcement Matters.....................  7
         Section 2.07.  Tax Matters........................................  7
         Section 2.08.  Litigation.........................................  7
         Section 2.09.  Properties, Contracts, Employee Benefit Plans
                        and Other Agreements...............................  7
         Section 2.10.  Reports............................................  8
         Section 2.11.  Investment Portfolio...............................  9
         Section 2.12.  Loan Portfolio.....................................  9
         Section 2.13.  Employee Matters and ERISA.........................  9
         Section 2.14.  Title to Properties; Insurance..................... 11
         Section 2.15.  Environmental Matters.............................. 11
         Section 2.16.  Compliance with Law................................ 12
         Section 2.17.  Brokerage.......................................... 12
         Section 2.18.  No Undisclosed Liabilities......................... 12
         Section 2.19.  Statements True and Correct........................ 12
         Section 2.20.  Commitments and Contracts.......................... 13
         Section 2.21.  Material Interest of Certain Persons............... 13
         Section 2.22.  Conduct to Date.................................... 13
         Section 2.23.  Irrevocable Proxies................................ 14
         Section 2.24.  Disclosures in Disclosure Schedule................. 14

ARTICLE THREE - REPRESENTATIONS OF FBA


         Section 3.01.  Organization....................................... 15
         Section 3.02.  Authorization...................................... 15
         Section 3.03.  Absence of Changes................................. 15
         Section 3.04.  Litigation......................................... 15
         Section 3.05.  Statements True and Correct........................ 15
         Section 3.06.  Availability of Cash Consideration..................16

ARTICLE FOUR - AGREEMENTS OF BANCORP

         Section 4.01.  Business in Ordinary Course........................ 16
         Section 4.02.  Breaches........................................... 19
         Section 4.03.  Submission to Shareholders......................... 19
         Section 4.04.  Consummation of Agreement.......................... 19
         Section 4.05.  Environmental Reports.............................. 20
         Section 4.06.  Access to Information.............................. 20
         Section 4.07.  Consents to Contracts and Leases................... 20
         Section 4.08.  Subsequent Financial Statements.................... 21
         Section 4.09.  Reserve and Provisions for Loan Losses............. 21

ARTICLE FIVE - AGREEMENTS OF FBA

         Section 5.01.  Regulatory Approvals............................... 21
         Section 5.02.  Breaches........................................... 21
         Section 5.03.  Consummation of Agreement.......................... 21
         Section 5.04.  Indemnification and Insurance...................... 22
         Section 5.05.  Employee Benefits.................................. 22
         Section 5.06.  Payment for Stock Options and Warrants............. 23
         Section 5.07.  Access to Information.............................. 23
         Section 5.08.  Proxy Statement.................................... 23

ARTICLE SIX - CONDITIONS PRECEDENT TO MERGER

         Section 6.01.  Conditions to FBA's Obligations.................... 24
         Section 6.02.  Conditions to Bancorp's Obligations................ 24

ARTICLE SEVEN - TERMINATION OR ABANDONMENT


         Section 7.01.  Mutual Agreement................................... 25
         Section 7.02.  Breach of Agreement................................ 26
         Section 7.03.  Failure of Conditions.............................. 26
         Section 7.04.  Approval Denial.................................... 26
         Section 7.05.  Environmental Reports.............................. 26
         Section 7.06.  Regulatory Enforcement Matters..................... 26
         Section 7.07.  Automatic Termination.............................. 26

ARTICLE EIGHT - LIABILITY ON TERMINATION

         Section 8.01.  Liquidated Damages................................. 27
         Section 8.02.  Liability on Termination........................... 27

ARTICLE NINE - GENERAL

         Section 9.01.  Confidential Information........................... 28
         Section 9.02.  Publicity.......................................... 28
         Section 9.03.  Return of Documents................................ 28
         Section 9.04.  Notices............................................ 28
         Section 9.05.  Nonsurvival of Representations, Warranties
                        and Agreements..................................... 29
         Section 9.06.  Costs and Expenses................................. 29
         Section 9.07.  Entire Agreement................................... 29
         Section 9.08.  Headings and Captions.............................. 29
         Section 9.09.  Waiver, Amendment or Modification.................. 30
         Section 9.10.  Rules of construction.............................. 30
         Section 9.11.  Counterparts....................................... 30
         Section 9.12.  Successors and Assigns............................. 30
         Section 9.13.  Governing law; Assignment.......................... 30

                          AGREEMENT AND PLAN OF MERGER


         This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made June 24, 1996, by and between SUNRISE BANCORP, a California corporation ("Bancorp"), and FIRST BANKS AMERICA, INC., a Delaware corporation ("FBA").

         In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:


                                   ARTICLE ONE

                          TERMS OF THE MERGER & CLOSING

         Section 1.01. The Merger. Pursuant to the terms and provisions of this Agreement and the applicable corporation laws governing the merger of Bancorp with a subsidiary of FBA to be formed by FBA for the purpose of consummating the transactions contemplated by this Agreement ("Corporate Laws"), Bancorp shall merge with such subsidiary ("AcquisitionCo") in a transaction in which, at the option of FBA, either Bancorp or AcquisitionCo will be the surviving corporation (the "Merger"). It is further understood that, at FBA's option, the Merger may be effected between Bancorp and a corporate affiliate of FBA other than a subsidiary, in which case references herein to AcquisitionCo shall refer to such affiliate.

         Section 1.02. Effect of the Merger. The Merger shall have all of the effects provided by the Corporate Laws and this Agreement, and the separate corporate existence of Bancorp or AcquisitionCo shall cease on consummation of the Merger and be combined in the surviving corporation of the Merger.

         Section 1.03.  Conversion of Shares.

         (a) At the Effective Time (as defined in Section 1.05 below), each share of common stock, no par value, of Bancorp ("Bancorp Common") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive cash from FBA in the amount of Four Dollars (the "Merger Consideration").

         (b) At the Effective Time, all of the shares of Bancorp Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Bancorp Common (the "Certificate") shall cease to have any rights with respect to such shares, except the right of the holder to receive, without interest, the Merger Consideration upon the surrender of the Certificate in accordance with Section 1.07(b) hereof.

         (c) At the Effective Time, each share of Bancorp Common, if any, held in the treasury of Bancorp or by any direct or indirect subsidiary of Bancorp (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled.

         (d) If holders of Bancorp Common are entitled to dissent from the Agreement and Merger and demand payment of the fair market value of their shares under applicable Corporate Law, issued and outstanding shares of Bancorp held by a dissenting holder shall not be converted as described in this Section 1.03, but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due pursuant to applicable Corporate Law; provided, however, that each share of Bancorp Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal shall have only such rights as are provided under applicable Corporate Law.

         Section 1.04. The Closing. The closing of the Merger (the "Closing") shall take place at the location mutually agreeable to the parties hereto at 10:00 A.M. local time on the Closing Date described in Section 1.05 of this Agreement.

         Section 1.05. Closing Date. At FBA's election, the Closing shall take place on either (i) one of the last five (5) business days of the month, or (ii) the first business day of the month following the month, in each case, during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party or on such other date as Bancorp and FBA may agree (the "Closing Date"). The Merger shall be effective upon the filing of a certificate of merger and any other documents required pursuant to applicable Corporate Law with the Secretary of State of the appropriate state (the "Effective Time"). The parties shall use their best efforts to cause such filing to occur on the Closing Date.

         Section 1.06.  Actions At Closing.

         (a)      At the Closing, Bancorp shall deliver to FBA:

                  (i) a certified copy of the Articles of Incorporation and Bylaws of Bancorp and each of its subsidiaries;

                  (ii) a Certificate signed by an appropriate officer of Bancorp stating that (A) each of the representations and warranties contained in Article Two is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and (B) all of the conditions set forth in Sections 6.01(b) and 6.01(g) have been satisfied or waived as provided therein;

                  (iii) certified copies of the resolutions of Bancorp's Board of Directors and shareholders, establishing the requisite approvals under applicable Corporate Law of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

                  (iv) A Certificate of the Secretary of State of the State of California, dated a recent date, stating that Bancorp is in good standing; and

                  (v) a legal opinion from counsel for Bancorp as to the matters set forth on Exhibit 1.06(a) hereto, in form reasonably satisfactory to FBA's counsel.

         (b)       At the Closing, FBA shall deliver to Bancorp:

                  (i) a Certificate signed by an appropriate officer of FBA stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at the Closing, and (B) all of the conditions set forth in Section 6.02(d) (but only with respect to approvals other than by the Bancorp's shareholders) have been satisfied;

                  (ii) certified copies of the resolutions of FBA's Board of Directors and of the Board of Directors and shareholder of AcquisitionCo establishing the requisite approvals under applicable Corporate Law of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and

                  (iii) a legal opinion from counsel for FBA as to the matters set forth on Exhibit 1.06(b), in form reasonably satisfactory to Bancorp's counsel.

         Section 1.07.  Exchange Procedures; Surrender of Certificates.

         (a) Boatmen's Trust Company, St. Louis, Missouri, shall act as Exchange Agent in the Merger (the "Exchange Agent"). All fees and expenses of the Exchange Agent shall be borne by FBA.

         (b) The agreement between FBA and the Exchange Agent (the "Exchange Agreement") shall require that, as soon as reasonably practicable and in any event within ten (10) days after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify) (each such letter, the "Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Letter of Transmittal duly executed and any other required documents, the holder of a Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration, and the Exchange Agreement shall require that the Exchange Agent transmit the Merger Consideration to each holder not later than five (5) business days after the receipt of a Certificate and any other documents required by the Exchange Agent. Such Merger Consideration shall be transmitted by wire at the request of any shareholder of Bancorp if such consideration exceeds $25,000. No interest on the Merger Consideration shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of payment of the Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

         (c) At any time following six months after the Effective Time, FBA shall be entitled to terminate the Exchange Agent relationship, and thereafter holders of Certificates shall be entitled to look only to FBA (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of Certificates.


                                   ARTICLE TWO

                           REPRESENTATIONS OF BANCORP

         Bancorp  hereby makes the following  representations  and warranties to
FBA:

         Section 2.01.  Organization and Capital Stock.

         (a) Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         (b) As of the date hereof, the authorized capital stock of Bancorp consists of 20,000,000 shares of Preferred Stock, no par value, none of which is issued and outstanding, and 20,000,000 shares of Bancorp Common, of which 4,263,298 shares are outstanding, duly and validly issued, fully paid and non-assessable. None of the outstanding shares of Bancorp Common has been issued in violation of any preemptive rights of the current or past shareholders of Bancorp. Bancorp has granted and outstanding (i) stock options representing the right to acquire an aggregate of 269,629 shares of Bancorp Common for the aggregate exercise price of $624,789 (the "Bancorp Stock Options") and (ii) warrants representing the right to acquire an aggregate of 296,209 shares of Bancorp Common for the aggregate price of $1,341,827 (the "Bancorp Warrants"). Except as disclosed in Section 2.01(b) of that certain document delivered by
Bancorp to FBA and executed by both Bancorp and FBA concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), each Certificate representing shares of Bancorp Common issued by Bancorp in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Bancorp only upon receipt of an affidavit of lost stock certificate and a bond sufficient to indemnify Bancorp against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

         (c) Except as disclosed in Section 2.01(b), there are no shares of capital stock or other equity securities of Bancorp issued or outstanding and no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Bancorp or contracts, commitments, understandings or arrangements by which Bancorp is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

         Section 2.02. Authorization; No Defaults. Bancorp's Board of Directors has by all requisite action approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by Bancorp of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of Bancorp or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Bancorp or any of its subsidiaries is bound or subject would prohibit or inhibit Bancorp from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained, nor will the execution, delivery and performance of this Agreement by Bancorp result in the loss of any material benefit under any of the foregoing documents, laws or regulations. This Agreement has been duly and validly executed and delivered by Bancorp and constitutes a legal, valid and binding obligation of Bancorp, enforceable against Bancorp in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting California corporations or bank holding companies generally or by general principles of equity. Bancorp and its subsidiaries are neither in default under nor in violation of any provision of their respective articles of incorporation, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement which is material to Bancorp and its subsidiaries taken as a whole.

         Section 2.03. Subsidiaries. Each of Bancorp's direct and indirect subsidiaries (hereinafter referred to collectively as the "Subsidiaries"), the names and jurisdictions of incorporation of which are disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each of the Subsidiaries has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. The number of issued and outstanding shares of capital stock of each Subsidiary is set forth in Section 2.03 of the Disclosure Schedule, and all of such shares (except as may be otherwise there specified) are owned by Bancorp or a Subsidiary, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except as may be disclosed in Section 2.03 of the Disclosure Schedule. There are no options, warrants or rights outstanding to acquire any capital stock of any Subsidiary, and no person or entity has any other right to purchase or acquire any unissued shares of stock of any Subsidiary, nor does any Subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as may be disclosed in Section 2.03 of the Disclosure Schedule, neither Bancorp nor any Subsidiary is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

         Section 2.04. Financial Information. The audited consolidated balance sheets of Bancorp and the Subsidiaries as of December 31, 1995 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three years ended December 31, 1995, together with the notes thereto, included in Bancorp's Annual Report on Form 10-K for the year ended December 31, 1995, as currently on file with the Securities and Exchange Commission (the "S.E.C."); the unaudited consolidated balance sheets of Bancorp and the Subsidiaries as of March 31, 1996 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three months ended March 31, 1996, together with the notes thereto, included in Bancorp's Quarterly Report on Form 10-Q for the three months ended March 31, 1996 as currently on file with the S.E.C.; and the year-end and quarter-end Reports of Condition and Reports of Income of Bancorp's bank subsidiary, Sunrise Bank of California, a bank chartered by the State of California ("Sunrise Bank") the deposits of which are insured by the Federal Deposit Insurance Corporation (the "F.D.I.C.") for 1995 and for the three month period ending March 31, 1996, respectively, as filed with the State Banking Department of the State of California (the "State Banking Department") (such financial statements and notes collectively referred to herein as the "Bancorp Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by Sunrise Bank's reports) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated.

         Section 2.05. Absence of Changes. Except as reflected in Section 2.05 of the Disclosure Schedule, since March 31, 1996 there has not been any material adverse change in the financial condition, the results of operations or the business or prospects of Bancorp and the Subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the Bancorp Financial Statements not misleading. Since September 30, 1995, the date of the most recent examination of Sunrise Bank by the State Banking Department and/or the FDIC, there has been no material adverse change in the financial condition, the results of operations or the business of Sunrise Bank except for any such changes as may be disclosed in Sunrise Bank's Reports of Condition and Income filed with the F.D.I.C. since such date.

         Section 2.06.  Regulatory  Enforcement Matters.  Except as reflected in
Section 2.06 of the Disclosure Schedule, neither Bancorp nor any of the Subsidiaries is subject to, or has received any notice or advice that it may become subject to, any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits or any other governmental agency having supervisory or regulatory authority with respect to Bancorp or any of the Subsidiaries.

         Section 2.07. Tax Matters. Except as reflected in Section 2.07 of the Disclosure Schedule, Bancorp and the Subsidiaries have filed all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns required to be filed. All such returns fairly reflect the information required to be presented therein. All provisions for accrued but unpaid taxes contained in the Bancorp Financial Statements were made in accordance with generally accepted accounting principles and in the aggregate do not materially fail to provide for potential tax liabilities.

         Section 2.08. Litigation. Except as may be disclosed in Section 2.08 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Bancorp, threatened, against Bancorp or any of the Subsidiaries, or of which the property of Bancorp or any of the Subsidiaries is or would be subject.

         Section 2.09. Properties, Contracts, Employee Benefit Plans and Other Agreements Section 2.09 of the Disclosure Schedule lists or describes the following:

         (a) All real property owned by Bancorp or the Subsidiaries and the principal buildings and structures located thereon, together with a legal description of such real estate, and each lease of real property to which Bancorp or any of the Subsidiaries is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered;

         (b) All loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by Bancorp or the Subsidiaries, exclusive of deposit agreements with customers of Sunrise Bank entered into in the ordinary course of business, agreements for the purchase of federal funds and repurchase agreements;

         (c) All agreements, loans, contracts, leases, guaranties, letters of credit, lines of credit or commitments of Bancorp or the Subsidiaries not referred to elsewhere in this Section 2.09 which:

                  (i)      involve  payment  by   Bancorp  or  the  Subsidiaries
                           (other than loans, loan commitments or letters of credit) of more than $75,000;

                  (ii) involve payments based on profits of Bancorp or the Subsidiaries;

                  (iii) relate to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes;

                  (iv)     were not made in the ordinary course of business; or

                  (v) materially affect the business or financial condition of Bancorp or the Subsidiaries.

         (d) All contracts, agreements, plans and arrangements by which any profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, stock purchase, collective bargaining agreements, contracts or arrangements under which pensions, deferred compensation or other retirement benefits is being paid, or plans or arrangements established or maintained, sponsored or undertaken by Bancorp or any Subsidiary for the benefit of officers, directors or employees, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty corporation under ERISA (as defined below), any current financial or actuarial reports and any currently effective IRS private ruling or determination letters obtained by or for the benefit of Bancorp or any Subsidiary;

         (e) All leases or licenses with respect to personal property, whether as lessee or licensee, with annual rental or other payments due thereunder in excess of $5,000;

         (f) All agreements for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which by its terms is not terminable by Bancorp or such Subsidiary on thirty (30) days written notice or less without any payment by reason of such termination; and

         (g) The name and annual salary as of January, 1, 1996 of each director or employee of Bancorp or any Subsidiaries with a salary in excess of $80,000.

         Copies of each  document,  plan or  contract  listed and  described  in
Section 2.09 of the Disclosure Schedule are appended to such Schedule and constitute a part of the Disclosure Schedule.

         Section 2.10. Reports. Except as may be disclosed in Section 2.10 of the Disclosure Schedule, Bancorp and each Subsidiary have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C.; (ii) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"); (iii) the F.D.I.C.; (iv) any state securities or banking authorities; and (v) any other governmental authority with jurisdiction over Bancorp or any Subsidiary. As of the dates indicated thereon, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 2.11. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Bancorp and the Subsidiaries, as reflected in the latest consolidated balance sheet of Bancorp included in the Bancorp Financial Statements, are carried in accordance with generally accepted accounting principles.

         Section 2.12. Loan Portfolio Except as may be disclosed in Section 2.12 of the Disclosure Schedule, (i) all loans and discounts shown on the Bancorp Financial Statements at March 31, 1996 or which were or will be entered into after March 31, 1996 but before the Closing Date were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Bancorp and the Subsidiaries, in accordance in all material respects with sound lending practices, and they are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes and other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be in all material respects enforceable (except as may be limited by bankruptcy, insolvency or similar laws or by general principles of equity), valid, true and genuine and what they purport to be; and (iii) Bancorp and the Subsidiaries have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any loan. All loans and loan commitments extended by Sunrise Bank and any extensions, renewals or continuations of such loans and loan commitments were made in accordance with its customary lending standards in the ordinary course of business. Such loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices of Sunrise Bank. The reserve for possible loan and lease losses shown on the Report of Condition and Income of Sunrise Bank as of March 31, 1996 is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable) as of March 31, 1996.

         Section 2.13.  Employee Matters and ERISA.

         (a) Except as may be disclosed in Section 2.13 (a) of the Disclosure Schedule, neither Bancorp nor any Subsidiary has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Bancorp or any Subsidiary, and to the knowledge of Bancorp there is no present effort nor existing proposal to attempt to unionize any group of employees of Bancorp or any Subsidiary.

         (b) Except may be disclosed in Section 2.13 (b) of the Disclosure Schedule, (i) Bancorp and the Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any laws respecting employment discrimination and occupational safety and health requirements, and neither Bancorp nor any of the Subsidiaries is engaged in any unfair labor practice; (ii) there is no material unfair labor practice complaint against Bancorp or any Subsidiary pending or, to the knowledge of Bancorp, threatened before the National Labor Relations Board;
(iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Bancorp, threatened against or directly affecting Bancorp or any Subsidiary; and (iv) neither Bancorp nor any Subsidiary has experienced any material work stoppage or other material labor difficulty during the past five years.

         (c) Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, neither Bancorp nor any Subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Bancorp or any Subsidiary (collectively, the "Employee Plans"). To the knowledge of Bancorp, no present or former employee of Bancorp or any Subsidiary has been charged with breaching nor has breached a fiduciary duty under any Employee Plan. Neither Bancorp nor any Subsidiary participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Section 2.13(c) of the Disclosure Schedule, neither Bancorp nor any Subsidiary maintains, contributes to, or participates in any plan that provides health, major medical, disability or life insurance benefits to former employees of Bancorp or any Subsidiary.

         (d) All liabilities of the Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Employee Plan, at the end of any plan year, or at March 31, 1996, had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on the Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the Bancorp Financial Statements, Bancorp and the Subsidiaries have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code")) has been incurred with respect to any Employee Plan, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, threatened or imminent with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Bancorp or any Subsidiary would be liable, except as is reflected in the Bancorp Financial Statements. After December 31, 1993, Bancorp and the Subsidiaries have no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under
Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA.

         Section  2.14.  Title  to  Properties;  Insurance.  Except  as  may  be
disclosed in Section 2.14 of the Disclosure Schedule: (i) Bancorp and the Subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Bancorp Financial Statements and easements, rights-of-way, and other restrictions which are not material, and further excepting in the case of other Real Estate Owned ("OREO"), as such real estate is internally classified on the books of Bancorp or any Subsidiary, rights of redemption under applicable law) to all of their real properties; (ii) all leasehold interests for real property and any material personal property used by Bancorp and the Subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or, to the knowledge of Bancorp, threatened with respect to any of such properties; (iv) Bancorp and the Subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Bancorp or any Subsidiary in its business, free and clear of any material claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially and adversely interfere with the use of such property; and (v) all material insurable properties owned or held by Bancorp and the Subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size.

         Section 2.15. Environmental Matters. As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Bancorp or any Subsidiary has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

         Except as may be disclosed in Section 2.15 of the Disclosure Schedule, neither the conduct nor operation of Bancorp or any Subsidiary nor any condition of any property presently or previously owned, leased or operated by any of them on their own behalf or in a fiduciary capacity violates or violated any Environmental Law in any respect material to the business of Bancorp and the Subsidiaries taken as a whole, and no condition or event has occurred with respect to any of them or any property that, with notice or the passage of time, or both, would constitute a violation material to the business of Bancorp and the Subsidiaries taken as a whole of any Environmental Law or obligate (or potentially obligate) Bancorp or any Subsidiary to remedy, stabilize, neutralize or otherwise alter the environmental condition of any property, where the aggregate cost of such actions would be material to Bancorp and the Subsidiaries taken as a whole. Except as may be disclosed in Section 2.15 of the Disclosure Schedule, neither Bancorp nor any Subsidiary has received notice from any person or entity that Bancorp or any Subsidiary, or the operation or condition of any property ever owned, leased or operated by any of them on their own behalf or in a fiduciary capacity, are or were in violation of any Environmental Law, or that Bancorp or any Subsidiary is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

         Section 2.16. Compliance with Law. Bancorp and the Subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

         Section 2.17. Brokerage. Except for fees payable by Bancorp to Smith & Crowley, Inc., there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Bancorp or any Subsidiary.

         Section 2.18. No Undisclosed Liabilities. Bancorp and the Subsidiaries do not have any material liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Bancorp or any Subsidiary giving rise to any such liability), except (i) for liabilities set forth in the Bancorp Financial Statements, and (ii) for liabilities of the same type incurred in the ordinary course of business of Bancorp and the Subsidiaries since March 31, 1996, and (iii) as may be disclosed in Section 2.18 of the Disclosure Schedule.

         Section 2.19. Statements True and Correct. None of the information supplied or to be supplied by Bancorp for inclusion in any document to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of Bancorp's proxy statement, when first mailed to the shareholders of Bancorp and at the time of the Shareholders' Meeting (as defined in Section 4.03 hereof), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or omit to state any material fact required to be stated, in the light of the circumstances under which a statement is made, in order to correct such statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Bancorp is responsible for filing with the S.E.C. or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

         Section 2.20.  Commitments and Contracts.

         (a) Except as set forth in Section 2.20 of the Disclosure Schedule (and with a true and correct copy of the document or other item in question having been made available to FBA for inspection), neither Bancorp nor any of the Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

         (i) any agreement, arrangement or commitment not made in the ordinary course of business;

         (ii) any agreement, indenture or other instrument not reflected in the Bancorp Financial Statements relating to the borrowing of money by Bancorp or any of the Subsidiaries or the guarantee by Bancorp or any of the Subsidiaries of any obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by Bancorp or any of the Subsidiaries, such as deposits, Fed Funds borrowings and repurchase agreements), other than such agreements, indentures or instruments providing for annual payments of less than $10,000;

         (iii) any contract containing covenants which limit the ability of Bancorp to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Bancorp or any of the Subsidiaries may carry on its business (other than as may be required by law or any applicable regulatory authority); or

         (iv) any lease with annual rental payments aggregating $25,000 or more.

         Section 2.21. Material Interest of Certain Persons. Except as set forth in Section 2.21 of the Disclosure Schedule:

         (a) No officer or director of Bancorp or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in or pertaining to the business of Bancorp and any Subsidiary.

         (b) All outstanding loans from Sunrise Bank to any present officer, director, employee or any associate or related interest of any such person which was or would be required under any rule or regulation to be approved by or reported to Sunrise Bank's Board of Directors ("Insider Loans") were approved by or reported to the Board of Directors in accordance with all applicable laws and regulations.

         Section 2.22. Conduct to Date. Except as set forth in Section 2.22 of the Disclosure Schedule, from and after March 31, 1996 through the date of this Agreement, neither Bancorp nor any Subsidiary has (i) failed to conduct its business in the ordinary and usual course consistent with past practices; (ii) issued, sold, granted, conferred or awarded any common or other stock, or any corporate debt securities which would be classified under generally accepted accounting principles applied on a consistent basis as long-term debt on the balance sheets of Bancorp or any Subsidiary; (iii) effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization; (iv) declared, set aside or paid any dividend or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased, or exchanged, or otherwise directly or indirectly acquired or disposed of any of its capital stock; (v) incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (vi) discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (vii) sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business; (viii) except as required by contract or law, (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases in accordance with existing policy, (B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated or substantially modified any of the Employee Plans, or
(D) agreed to do any of the foregoing; (ix) suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any regulatory authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; (x) canceled or compromised any debt, except for debts charged off or compromised in accordance with past practice; (xi) entered into any material transaction, contract or commitment outside the ordinary course of its business or (xii) made or guaranteed any loan to any of the Employee Plans.

         Section 2.23. Irrevocable Proxies. Bancorp has delivered to FBA concurrently with the execution of this Agreement the valid and binding irrevocable proxies of all of its directors (the "Proxies"), in the form of
Exhibit 2.23.

         Section 2.24. Disclosures in Disclosure Schedule. Any information which is set forth or specifically referred to in a section of the Disclosure Schedule shall be deemed to be disclosed to FBA for the purpose of the representations and warranties of Bancorp set forth in the section of this Agreement to which such section of the Disclosure Schedule relates.

                                  ARTICLE THREE

                             REPRESENTATIONS OF FBA

         FBA  hereby  makes the  following  representations  and  warranties  to
Bancorp:

         Section 3.01. Organization. FBA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted.

         Section 3.02. Authorization. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary action on the part of FBA. Nothing in the Certificate of Incorporation or Bylaws of FBA or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which FBA or any of its subsidiaries is bound or subject would prohibit or inhibit FBA from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained, nor will the execution, delivery and performance of this Agreement by FBA result in the loss of any material benefit under any of the foregoing documents, laws or regulations. This Agreement has been duly and validly executed and delivered by FBA and constitutes a legal, valid and binding obligation of FBA, enforceable against FBA in accordance with its terms except as may be limited by bankruptcy, insolvency or similar laws or by general principles of equity, and no other corporate acts or proceedings are required to be taken by FBA to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board and the State Banking Department, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by FBA. To the best of FBA's knowledge, the regulatory approvals required for the consummation of the Merger by FBA will be received prior to the Effective Time. The approval of the Merger by the stockholders of FBA is not legally required in order to permit FBA to execute and deliver this Agreement or to consummate the Merger.

         Section 3.03. Absence of Changes. Since March 31, 1996 there has not been any material adverse change in the financial condition or the business of FBA that would prevent FBA from consummating this Agreement and the Merger.

         Section 3.04. Litigation. There is no litigation, claim or other proceeding pending, or, to the knowledge of FBA threatened, against FBA or any of its subsidiaries which would prohibit FBA from consummating the Merger.

         Section 3.05. Statements True and Correct. None of the information supplied or to be supplied by FBA for inclusion in any documents to be filed with the S.E.C. or any banking or other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of Bancorp's proxy statement, when first mailed to the shareholders of Bancorp and at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or omit to state any material fact required to be stated, in the light of the circumstances under which a statement is made, in order to correct such statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that FBA is responsible for filing with any regulatory authority in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

         Section 3.06. Availability of Cash Consideration. FBA has available cash or cash equivalents in amounts necessary to fund its obligations under
Section 1.03(a) hereof. First Banks, Inc., a Missouri corporation which owns 2,500,000 shares of Class B Common Stock of FBA, has provided to Bancorp a written guarantee (the "Guarantee") in the form of Exhibit 3.06.


                                  ARTICLE FOUR

                              AGREEMENTS OF BANCORP

         Section 4.01.  Business in Ordinary Course.

         (a) Bancorp shall, and shall cause each Subsidiary to, continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, Bancorp and each Subsidiary will not:

         (i) declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property; or

         (ii) issue any common stock or other capital stock or any options, warrants, or other rights to subscribe for or purchase common stock or any other capital stock or any securities convertible into or exchangeable for any capital stock (except for the issuance of common stock pursuant to the valid exercise of Bancorp Stock Options and Bancorp Warrants described in Section 2.01(b) hereof); or

         (iii) directly or indirectly redeem, purchase or otherwise acquire any common stock or any other capital stock of Bancorp or any Subsidiary; or

         (iv) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize; or

         (v) change its articles of incorporation or bylaws nor, subject to the fiduciary duties of the directors of Bancorp under the California Corporations Code, enter into any agreement to merge or consolidate with, or sell a significant portion of its assets to, any person or entity.

         (b) Bancorp and each Subsidiary will not, without the prior written consent of FBA (which shall not be unreasonably withheld):

         (i) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; provided, however, that FBA has given its approval for Bancorp to adopt a compensation program to encourage officers and employees designated by Bancorp to continue their employment through the date which is sixty
         (60) days after the Effective Time, provided that Bancorp will consult with FBA regarding the structure of such program and the aggregate cost thereof does not exceed $150,000; or

         (ii) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

         (iii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $200,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $400,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of FBA; or

         (iv) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; or

         (v) enter into any agreement, contract or commitment having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

         (vi)  except  in  the  ordinary  course  of  business,   place  on  any
         of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

         (vii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Bancorp or any Subsidiary or any claims which Bancorp or any Subsidiary may possess, or waive any material rights of substantial value; or

         (viii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Bancorp and the Subsidiaries; or

         (ix) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that neither Bancorp nor a Subsidiary shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

         (x) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on the business, financial condition or earnings of Bancorp and the Subsidiaries, taken as a whole; or

         (xi) violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on the business, financial condition, or earnings of Bancorp or a Subsidiary; or

         (xii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $25,000; or

         (xiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practices.

         Bancorp and FBA shall promptly devise a procedure to assure that, if Bancorp makes a request for FBA's written consent to take one or more of such actions, the request will be promptly reviewed and a response promptly given by FBA.

         (c) Bancorp and the Subsidiaries shall not, without the prior written consent of FBA, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Bancorp contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

         (d) Bancorp shall promptly notify FBA of the occurrence of any matter or event known to and directly involving Bancorp that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Bancorp and the Subsidiaries taken as a whole.

         (e) Subject to the fiduciary duties of the directors of Bancorp under the California Corporations Code, Bancorp shall not solicit or encourage, or hold discussions or negotiations with or provide information to, any person or entity in connection with any proposal for the acquisition of all or any substantial portion of the business, assets, shares of Bancorp Common or other securities or assets of Bancorp or any Subsidiary. Bancorp shall promptly advise FBA of its receipt of any such proposal or inquiry concerning any possible such proposal and the substance of such proposal or inquiry.

         Section 4.02. Breaches. Bancorp shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to FBA and use its best efforts to prevent or promptly remedy the same.

         Section 4.03. Submission to Shareholders. Bancorp shall cause to be duly called and held, as soon as practicable, a meeting of its shareholders (such meeting together with any adjournments thereof referred to as the "Shareholders' Meeting") for submission of this Agreement and the Merger for approval of such shareholders as required by applicable Corporate Law.

         In connection with the Shareholders' Meeting, Bancorp shall prepare and file with the S.E.C., no more than sixty (60) days after the date of this Agreement, at its sole cost and expense, a Proxy Statement (the "Proxy Statement"), and Bancorp shall thereafter take all actions reasonably required in order to permit the Proxy Statement to be mailed to the shareholders of Bancorp. The Board of Directors of Bancorp shall unanimously recommend to its shareholders the approval of the Agreement and the Merger, mail the Proxy Statement to its shareholders, and use its best efforts to obtain such shareholder approval; provided, however, that the Board of Directors of Bancorp shall not be obligated to make such recommendation or use its best efforts to obtain shareholder approval if, having consulted and considered the advice of outside legal counsel, the Board has reasonably determined in good faith that the making of such recommendation would constitute a breach of the fiduciary duties of the members of the Board of Directors under applicable law.

         Section 4.04. Consummation of Agreement. Bancorp shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. Bancorp shall furnish to FBA in a timely manner all information, data and documents in the possession of Bancorp requested by FBA as may be required to obtain any necessary regulatory or other approvals of the Merger and shall otherwise cooperate fully with FBA to carry out the purpose and intent of this Agreement.

         Section 4.05. Environmental Reports. Bancorp shall provide to FBA, as soon as reasonably practical, but not later than sixty (60) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Bancorp or any Subsidiary as of the date hereof (other than the loan production office of Sunrise Bank located at 220 Sansome Street, San Francisco, California, single-family non-agricultural residential property of one acre or less with respect to which Bancorp has not received any notice of the type referred to in Section 2.15 hereof, and space in retail and similar establishments leased by Bancorp for automatic teller machines) and within ten days after the acquisition or lease of any real property acquired or leased by Bancorp or any Subsidiary after the date hereof (other than the loan production office of Sunrise Bank referred to above, single-family non-agricultural residential property of one acre or less, and space in retail and similar establishments leased or operated by the Bancorp for automatic teller machines), except as otherwise provided in Section 4.01(b)(ix). If required by the phase one investigation in FBA's reasonable opinion Bancorp shall provide to FBA a report of a phase two investigation on properties requiring such additional study. FBA shall have 15 business days from the receipt of any such phase two investigation report to notify Bancorp of any objection to the contents of such report. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of
Four Hundred Thousand Dollars ($400,000) as reasonably estimated by an environmental expert retained for such purpose by FBA and reasonably acceptable to Bancorp, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $400,000 or less with a reasonable degree of certainty, then FBA shall have the right pursuant to Section 7.05 hereof, for a period of 10 business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be FBA's sole remedy in such event.

         Section 4.06. Access to Information. Bancorp shall permit FBA reasonable access in a manner which will avoid undue disruption or interference with Bancorp's normal operations to its properties and shall disclose and make available to FBA all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files, plans affecting employees, and any other business activities or prospects in which FBA may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. FBA will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 9.01 hereof.

         Section 4.07. Consents to Contracts and Leases. Bancorp shall use its best efforts to obtain all necessary consents with respect to all interests of Bancorp and the Subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for the Merger.

         Section 4.08. Subsequent Financial Statements. As soon as available after the date hereof, Bancorp shall deliver to FBA the monthly unaudited consolidated balance sheets and profit and loss statements of Bancorp prepared for its internal use, the Report of Condition and Income of Sunrise Bank for each quarterly period completed prior to the Closing, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, the "Subsequent Company Financial Statements"). The Subsequent Company Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present the financial condition and results of operations for the dates and periods presented. The Subsequent Company Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect.

         Section 4.09. Reserve and Provisions for Loan Losses. Bancorp will provide to FBA each month, beginning in June, 1996 a copy of the internal review and analysis of its reserve for possible loan and lease losses and the appropriate amount to be included in its provision for loan and lease losses, and Bancorp will consider in good faith FBA's reasonable analysis of the reserve and provision and any reasonable suggestions made by FBA with respect to the appropriate level of the provision to be made each month.


                                  ARTICLE FIVE

                                AGREEMENTS OF FBA

         Section 5.01. Regulatory Approvals. FBA shall as soon as reasonably practicable and no more than sixty (60) days after the date of this Agreement file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary application for the prior approval of the Federal Reserve Board. FBA shall keep Bancorp reasonably informed as to the status of such applications and make available to Bancorp, upon reasonable request by Bancorp from time to time, copies of such applications and any supplementally filed materials.

         Section 5.02. Breaches. FBA shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Bancorp and use its best efforts to prevent or promptly remedy the same.

         Section 5.03. Consummation of Agreement. FBA shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

         Section 5.04.  Indemnification and Insurance.

         (a) For six years after the Effective Time, FBA shall (i) cause the surviving corporation of the Merger of Bancorp and AcquisitionCo (the "Surviving Corporation") to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Bancorp and the Subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under applicable Corporate Law and by the Articles of Incorporation and Bylaws of Bancorp and Sunrise Bank as in effect on the date hereof; and (ii) purchase and maintain in effect for a three year period insurance in the form of an extension of coverage under Bancorp's existing insurance policy Number 04 DO 00227-3 issued by California Bankers Assurance Company insuring the Indemnified Parties against such losses, expenses, claims, damages or liabilities; provided, however, that FBA shall not be obligated to purchase or maintain such insurance if the total cost thereof for the three year period exceeds $75,000.

         (b) If after the Effective Time Sunrise Bank, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Sunrise Bank or the Surviving Corporation, as the case may be, shall assume any remaining obligations set forth in this Section 5.04. If Sunrise Bank or the Surviving Corporation shall liquidate, dissolve or otherwise wind up its business, then FBA shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that Sunrise Bank or the Surviving Corporation, as the case may be, was so obligated.

         Section 5.05. Employee Benefits. FBA shall, with respect to each person who remains an employee of Bancorp or any Subsidiary following the Closing Date (each a "Continued Employee"), provide the benefits described in this Section
5.05. Subject to the right of subsequent amendment, modification or termination in FBA's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of FBA, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of FBA's subsidiaries (the "FBA Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan which is maintained by the Bancorp or a Subsidiary after the Effective Time. Bancorp employees shall participate therein on the same basis as similarly situated employees of other subsidiaries of FBA. All such participation shall be subject to the terms of such plans as may be in effect from time to time, and this Section 5.05 is not intended to give Continued Employees any rights or privileges superior to those of other employees of subsidiaries of FBA. FBA may terminate or modify all Employee Plans, and FBA's obligation under this Section
5.05 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, FBA shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any FBA Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with Bancorp and the Subsidiaries.

         Section 5.06. Payment for Stock Options and Warrants. (a) Any Bancorp Stock Options and Bancorp Warrants outstanding immediately prior to the Effective Time may be exercised and surrendered to Bancorp at the Closing, and FBA shall permit Bancorp to pay the holder of each such option and warrant having an exercise price of less than $4.00 per share of Bancorp Common an amount equal to the difference between $4.00 per share and the applicable per share exercise price of such Stock Option (without the necessity of the tender of the exercise price of such Stock Option by such holder thereof).

         (b) Bancorp and FBA shall cooperate in arranging for the disposition of all Bancorp Warrants having an exercise price of $4.00 or more per share of Bancorp Common. FBA will agree to pay or permit Bancorp to pay up to twenty-five cents ($0.25) per share, or fifty cents ($0.50) per warrant, to redeem such outstanding warrants from any holders who desire to dispose of same.

         Section 5.07. Access to Information. FBA shall permit Bancorp reasonable access in a manner which will avoid undue disruption or interference with FBA's normal operations to its properties and shall disclose and make available to Bancorp all books, documents, papers and records relating to its operations, obligations and liabilities, including, but not limited to, minute books of directors' and stockholders' meetings, organizational documents, material contracts and agreements, filings with any regulatory authority, plans affecting employees, and any other business activities or prospects in which Bancorp may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Bancorp will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 9.01 hereof.

         Section 5.08. Proxy Statement. FBA will cooperate with Bancorp in the preparation and filing of the Proxy Statement and furnish to Bancorp all financial and other information concerning FBA and its affiliates which is required for the preparation and filing of the Proxy Statement.

                                   ARTICLE SIX

                         CONDITIONS PRECEDENT TO MERGER

         Section 6.01. Conditions to FBA's Obligations. The obligations of FBA to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by FBA) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by Bancorp in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

         (b) Bancorp shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

         (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

         (d) All necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approval of the shareholders of Bancorp and all required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired;

         (e) FBA shall have  received  the  environmental  reports  required  by
Section 4.05 hereof and shall not have elected pursuant to Section 7.05 hereof to terminate this Agreement;

         (f) FBA shall have received all documents required to be received from Bancorp on or prior to the Closing Date, all in form and substance reasonably satisfactory to FBA;

         (g) Shareholders of Bancorp Common owning no more than twenty percent (20%) of the outstanding Bancorp Common shall have perfected the right to dissent from the Merger; and

         (h) The Bancorp Financial Statements shall not be inaccurate in any material respect.

         Section 6.02. Conditions to Bancorp's Obligations. Bancorp's obligation to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Bancorp) prior to or on the Closing Date of the following conditions:

         (a) The representations and warranties made by FBA in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

         (b) FBA shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

         (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger or the other transactions contemplated hereby illegal;

         (d) All necessary approvals, consents and authorizations required by law for consummation of the Merger, including the requisite approval of the shareholders of Bancorp and all required regulatory approvals, shall have been obtained, and all waiting periods required by law shall have expired;

         (e) Bancorp shall have received all documents required to be received from FBA on or prior to the Closing Date, all in form and substance reasonably satisfactory to Bancorp;

         (f) Bancorp shall have obtained within thirty (30) days after the date of this Agreement a fairness opinion of Bancorp's financial advisor to the effect that the Merger is fair to the shareholders of Bancorp from a financial point of view, and such fairness opinion shall not have been withdrawn by such financial advisor on or before the date of mailing of the Proxy Statement to the shareholders of Bancorp; and

         (g) All documents relating to the procedures for surrender and exchange of certificates representing shares of Bancorp Common, including the Exchange Agreement, shall be reasonably satisfactory to Bancorp.


                                  ARTICLE SEVEN

                           TERMINATION OR ABANDONMENT

         Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties at any time prior to the Closing Date, regardless of whether shareholder approval of this Agreement and the Merger by the shareholders of Bancorp shall have been previously obtained.

         Section 7.02. Breach of Agreements. In the event that there is a material breach in any of the representations and warranties or agreements of FBA or Bancorp, which breach is not cured within twenty (20) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

         Section 7.03. Failure of Conditions. In the event that any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section
7.02 hereof has lapsed, then such party may, regardless of whether shareholder approval of the transactions contemplated by this Agreement shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party.

         Section 7.04. Approval Denial. If any regulatory application filed pursuant to Section 5.01 hereof should be finally denied or disapproved by a regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by FBA, as a condition for approval, shall not be deemed to be a denial or disapproval so long as FBA diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of FBA (hereinafter referred to as the "Appeal") then the application will be deemed denied unless FBA prepares and timely files an Appeal and continues the appellate process for purposes of obtaining the necessary approval.

         Section  7.05.  Environmental   Reports.   FBA   may   terminate this
Agreement to the extent provided in Section 4.05 and this Section 7.05 by giving written notice to Bancorp.

         Section 7.06. Regulatory Enforcement Matters. In the event that Bancorp or any Subsidiary shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, order seeking or imposing civil money penalties or other written regulatory enforcement action or formal legal proceeding of any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of this Agreement, then FBA may terminate this Agreement.

         Section 7.07. Automatic Termination. If the Closing Date does not occur on or prior to February 28, 1997, then this Agreement may be terminated by either party by giving written notice to the other.

                                  ARTICLE EIGHT

                            LIABILITY ON TERMINATION

         Section 8.01. Liquidated Damages. (a)(1) In the event that the conditions set forth in Section 6.02 have been satisfied and (i) Bancorp fails to consummate the Merger following the receipt of notice from FBA that FBA has obtained all required regulatory approvals and is prepared to consummate the Merger in accordance with the terms of this Agreement; (ii) the Board of Directors of Bancorp fails to make the recommendation contemplated by Section
4.03 or withdraws or modifies such recommendation in a manner adverse to FBA (whether or not such failure, withdrawal or modification is excused by the last clause of Section 4.03); or (iii) Bancorp takes any action in breach of any provision of this Agreement which prevents the consummation of the Merger, then Bancorp shall, within two (2) business days following the receipt of a written demand from FBA, pay to FBA in immediately available funds the sum of one million dollars ($1,000,000) as liquidated damages. Payment under this Section 8.01(a)(1) shall discharge any obligation under Section 8.01(a)(2).

         (2) In the event that Section 8.01(a)(1) is inapplicable solely because the approval of the Merger by Bancorp's shareholders has not been obtained (but the other conditions in Section 6.02 have been satisfied), and a Triggering Event (as defined in the following sentence) has occurred, then Bancorp shall, within two (2) business days following the receipt of a written demand from FBA, pay to FBA in immediately available funds the sum of one million dollars ($1,000,000) as liquidated damages. As used herein, the term "Triggering Event" means the consummation of any transaction announced before or within one (1) year following the termination of this Agreement and consummated within two (2) years after such termination, whereby a third party has acquired, merged or consolidated with Bancorp, purchased all or a substantial part of the assets of Bancorp or directly or indirectly acquired beneficial ownership of forty percent (40%) or more of the outstanding shares of voting stock of Bancorp. Payment under this Section 8.01(a)(2) shall discharge any obligation under Section 8.01(a)(1).

         (b) In the event that the conditions set forth Section 6.01 have been satisfied and (i) FBA fails to consummate the Merger following the receipt of notice from Bancorp that Bancorp is prepared to do so in accordance with the terms of this Agreement; or (ii) FBA takes any action in breach of any provision of this Agreement which prevents the consummation of the Merger, then FBA shall, within two (2) business days following the receipt of a written demand from Bancorp, pay to Bancorp in immediately available funds the sum of one million dollars ($1,000,000) as liquidated damages.

         Section 8.02. Liability on Termination. In the event that this Agreement is terminated or the Merger is abandoned pursuant to Section 7.02 and
Section 8.01 is inapplicable, then the non-breaching party shall be entitled to institute an action for appropriate damages against the breaching party.
                                  ARTICLE NINE

                                     GENERAL

         Section 9.01. Confidential Information. The parties acknowledge the confidential and proprietary nature of the "Information" (as herein described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

         Section 9.02. Publicity. FBA and Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger. Neither party shall issue any news release or make any other public disclosure without the prior consent of the other party, unless such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which latter event the parties shall consult with each other to the extent practicable regarding such responsive public disclosure.

         Section 9.03. Return of Documents. Upon termination of this Agreement without the Merger becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions, in whole or in part, of such Information.

         Section 9.04. Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

        (a) if to FBA:           First Banks America, Inc. c/o First Banks, Inc.
                                           11901 Olive Boulevard
                                           Creve Coeur, MO 63141
                                           Attention: Mr. Allen H. Blake
                                           Facsimile: (314) 567-3490

        with a copy to:          John S. Daniels
                                           Attorney at Law
                                           8117 Preston Road, Suite 800
                                           Dallas, Texas 75225
                                           Facsimile: (214) 692-0508

        (b) if to Bancorp:                 Harold G. Giomi, President and CEO
                                           Sunrise Bancorp
                                           Five SierraGate Plaza
                                           Roseville, California 95678
                                           Facsimile: (916) 783-2650

        with a copy to:          Victor J. Bacigalupi, Esquire
                                           Bronson, Bronson & McKinnon LLP
                                           505 Montgomery Street
                                           San Francisco, California 94111
                                           Facsimile: (415) 982-1394

or to such other address as any party may from time to time designate by notice to the others.

         Section 9.05.. Except for and as provided in this Section 9.05, no representation, warranty or agreement contained in this Agreement shall survive the Closing Date or the earlier termination of this Agreement. The agreements set forth in Sections 5.04, 5.05 and 5.06 shall survive the Closing Date and the agreements set forth in Sections 8.01, 8.02, 9.01, 9.03 and 9.13 shall survive the Closing Date or the earlier termination of this Agreement.

         Section 9.06. Costs and Expenses. Except as may be otherwise provided herein, each party shall pay its own costs and expenses incurred in connection with this Agreement and the matters contemplated hereby, including without limitation all fees and expenses of attorneys, accountants, brokers, financial advisors and other professionals.

         Section 9.07. Entire Agreement. This Agreement, the Guarantee and the Proxies together constitute the entire agreement among the parties and supersede and cancel any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

         Section 9.08. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         Section 9.09. Waiver, Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by written notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto; provided, however, that after approval of this Agreement and the Merger by the shareholders of Bancorp, no amendment shall be made which is required by law to be approved by such shareholders without such further approval.

         Section 9.10. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

         Section 9.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

         Section 9.12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except following the consummation of the Merger as provided in Sections 5.04, 5.05 and 5.06, there shall be no third party beneficiaries hereof. Except as provided in Section 1.01, this Agreement shall not be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party.

         Section 9.13.  Governing Law;  Assignment.   This  Agreement  shall  be
governed by the laws of the State of Delaware and any applicable federal laws and regulations.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                   SUNRISE BANCORP



                                   By: /s/ Harold G. Giomi
                                       -------------------
                                           Harold G. Giomi
                                           President and CEO



                                   By: /s/ Sean E. McCarthy
                                       --------------------
                                           Sean E. McCarthy
                                           Chairman of the Board of Directors


                                   FIRST BANKS AMERICA, INC.



                                   By: /s/ Allen H. Blake
                                       ------------------
                                           Allen H. Blake
                                           Vice President






                                  EXHIBIT 2.23

                                  June 24, 1996

First Banks America, Inc.
c/o First Banks America, Inc.
11901 Olive Boulevard
Creve Coeur, Missouri 63141

Attention.: Mr. Allen H. Blake

Gentlemen:

         This letter sets forth the agreement between the undersigned, a member of the Board of Directors of Sunrise Bancorp, Inc., a California corporation
("Bancorp"), First Banks America, Inc., a Delaware corporation ("FBA") and Bancorp. This agreement (the "Agreement") is entered into concurrently with the Agreement and Plan of Merger of even date herewith by and between Bancorp and FBA (the "Merger Agreement"). Capitalized terms which are used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement, unless the context otherwise requires.

         FBA desires to obtain the proxies of all of the directors of Bancorp in consideration of the time, effort, money and resources which FBA has expended and will expend in furtherance of the Merger. The undersigned director acknowledges that FBA's agreement to the terms and provisions of the Merger Agreement is conditioned on the execution of this Agreement by all of the directors of Bancorp including the undersigned and that, in the absence of this Agreement, FBA would not execute the Merger Agreement. The undersigned is executing this Agreement in order to induce FBA to enter into the Merger Agreement and to obtain as a shareholder of Bancorp the benefits of the Merger.

         Section 4.03 of the Merger Agreement provides in part that "[t]he Board of Directors of Bancorp shall unanimously recommend to its shareholders the approval of the Agreement and the Merger, mail the Proxy Statement to its shareholders, and use its best efforts to obtain such shareholder approval; provided, however, that the Board of Directors of Bancorp shall not be obligated to make such recommendation or use its best efforts to obtain shareholder approval if, having consulted and considered the advice of outside legal counsel, the Board has reasonably determined in good faith that the making of such recommendation would constitute a breach of the fiduciary duties of the members of the Board of Directors under applicable law." The undersigned agrees that, subject to the final clause of such Section 4.03, he will join in unanimously recommending the approval of the Merger Agreement and the Merger and use his best efforts to cause Bancorp to comply with the provisions of such Section which are applicable to Bancorp.

         The undersigned represents and warrants to FBA that (1) he has the power to vote the number of shares of Bancorp Common identified on Exhibit A to this Agreement, and (2) this Agreement is a legal, valid and binding obligation of such director, enforceable against him in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws or by general principles of equity). In order to secure the performance of the duties undertaken herein, the undersigned hereby appoints James F. Dierberg, Donald W. Williams and Allen H. Blake, and each of them individually, as proxies, attorneys and agents of the undersigned, with full power of substitution, to vote in the name and on behalf of the undersigned for the approval of the Merger, and against any other proposal relating to the acquisition or change in control of Bancorp, at all meetings of shareholders of Bancorp (including all adjournments thereof) and to exercise, in the name of the undersigned, the power to consent to actions of the shareholders in approving the Merger and against any other proposal relating to the acquisition or change in control of Bancorp with respect to all the shares of Bancorp Common which the undersigned would be entitled to vote or consent if personally present (including all of the shares identified on Exhibit A), with all the powers the undersigned would possess if he were voting such shares.

         The proxy granted herein is irrevocable during the term of this Agreement, which shall commence on the date hereof and end on the earlier to occur of the Effective Time or February 28, 1997. For so long as this Agreement is in effect, the undersigned agrees that he will not sell, transfer, assign or otherwise dispose of any of the shares of Bancorp Common to which this Agreement applies, nor will he grant any other proxy to any person other than FBA.

         Bancorp represents to FBA that it has no reason to believe that any provision of this Agreement is unenforceable or that any person other than the undersigned director has any right to vote the shares of Bancorp Common identified on Exhibit A, and Bancorp joins in this Agreement for the purpose of evidencing (1) its knowledge of the terms hereof and (2) its agreement that it will recognize the validity of the proxies granted herein at any meeting of the shareholders held during the term hereof.

         This Agreement may not be amended except by a written instrument executed by all of the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.



                                              [Director]


                                              FIRST BANKS AMERICA, INC.


                                              By:
                                                   Allen H. Blake
                                                   Vice President

                                              SUNRISE BANCORP, INC.


                                              By:
                                                   Harold G. Giomi
                                                   President and CEO

                                    EXHIBIT A



       CERTIFICATE NUMBER                                 NUMBER OF SHARES









                                  EXHIBIT 3.06


                                FIRST BANKS, INC.
                                135 North Meramec
                             Clayton, Missouri 63105

                                  June 24, 1996
Sunrise Bancorp
Five SierraGate Plaza
Roseville, California 95678

Gentlemen:

         This letter is delivered to Sunrise Bancorp concurrently with the execution and delivery by First Banks America, Inc., a Delaware corporation ("FBA"), of the Agreement and Plan of Merger of even date herewith by and between Sunrise Bancorp, a California corporation ("Bancorp"), and FBA (the "Agreement"). Capitalized terms which are used but not defined herein are intended to have the meanings assigned to them in the Agreement, unless otherwise stated herein.

         Bancorp has requested that the undersigned, First Banks, Inc., a Missouri corporation ("First Banks"), provide for the benefit of Bancorp and its shareholders a guaranty of the obligation of FBA described in the following sentence. In order to induce Bancorp to execute and deliver the Agreement, First Banks hereby unconditionally guarantees to Bancorp, for the benefit of Bancorp and its shareholders, that if FBA becomes obligated to pay the Merger Consideration pursuant to Section 1.03 of the Agreement, FBA will do so. If FBA is obligated to pay the Merger Consideration and fails to do so, First Banks will pay the Merger Consideration to the shareholders of Bancorp.

         First Banks further guarantees that, in the event that the consent or approval of First Banks or a subsidiary of First Banks (in either case in its capacity as the shareholder of the corporation with which Bancorp is to be merged pursuant to Section 1.01 of the Agreement) is required in order to approve the Merger, First Banks will either give the consent or approval or cause the appropriate subsidiary to do so.

         First Banks represents and warrants to Bancorp that (1) this letter has been duly and validly executed and delivered by First Banks and constitutes the legal, valid and binding obligation of First Banks, enforceable in accordance with its terms except as the enforcement hereof may be limited by bankruptcy, insolvency or similar laws or by general principles of equity, and no other corporate acts or proceedings are required to be taken by First Banks to authorize the execution, delivery and performance hereof; and (2) First Banks is the legal and beneficial owner of a majority of the outstanding voting stock of FBA and has a material interest in FBA and in the consummation of the Merger.

                                           Sincerely,


                                           James F. Dierberg
                                           Chairman of the Board and
                                           Chief Executive Officer

                                   EXHIBIT 99

                                  PRESS RELEASE

FIRST BANKS AMERICA, INC.                            SUNRISE BANCORP
HOUSTON, TEXAS                                       ROSEVILLE, CALIFORNIA


CONTACT: James F. Dierberg                           Hal Giomi
                  Chairman, President and            President and
                  Chief Executive Officer            Chief Executive Officer
                  (314) 854-4600                     (916) 783-2800

                  Allen H. Blake
                  Chief Financial Officer
                  (916) 641-3288

TRADED:  NYSE                                                 NASDAQ/NNM
SYMBOL:  FBA                                                  SRBC

FOR IMMEDIATE RELEASE:

                          FIRST BANKS AMERICA, INC. AND
                            SUNRISE BANCORP ANNOUNCE
                              ACQUISITION AGREEMENT

HOUSTON, TEXAS, June 24, 1996. James F. Dierberg, Chairman, President and Chief Executive Officer of First Banks, America, Inc., and Sean McCarthy, Chairman and Hal Giomi, President and Chief Executive Officer of Sunrise Bancorp, Roseville, California jointly announced the signing of a Definitive Agreement and Plan of Merger providing for the acquisition of Sunrise Bancorp by First Banks America, Inc. As a result, Sunrise Bank of California will become a wholly owned subsidiary of First Banks America, Inc. The agreement provides for the shareholders of Sunrise Bancorp to receive $4.00 per share in cash for their stock, an aggregate of approximately $18.1 million (which includes the purchase price of outstanding stock options). The transaction, which is subject to regulatory approvals and the approval of the shareholders of Sunrise Bancorp, is expected to be completed during the fourth quarter of 1996.

Sunrise Bancorp had total assets of $115.3 million as of March 31, 1996. Through its wholly owned subsidiary, Sunrise Bank of California, it operates two banking locations in Roseville, California and one loan production office in San
Francisco, California. First Banks America, Inc. had total assets of $293.9 million as of March 31, 1996. Through its wholly owned subsidiary, BankTEXAS N.A., it operates six banking locations in McKinney, Irving, Dallas and Houston, Texas. Approximately 66% of the outstanding common stock of First Banks America, Inc. is owned by First Banks, Inc., St. Louis, Missouri, a $3.6 billion bank holding company operating 125 banking locations in Missouri, Illinois, Texas and California. In December 1995, First Banks, Inc. completed its acquisition of majority control of First Commercial Bancorp, Inc., which operates banking locations in Roseville and nearby Sacramento, California, as well and the San Francisco Bay area.

"Sunrise Bancorp is an excellent organization with strong management and a fine reputation in its community. The Bank has developed both strong retail and commercial customer bases in a very attractive market, " James Dierberg observed. He added that "We are pleased to become affiliated with Sunrise Bancorp and believe that together we can build Sunrise's presence in their marketplace".

Sean McCarthy stated that "We are enthusiastic about the future of the northern California economy and the opportunities which this affiliation offers to both First Banks America and Sunrise Bancorp. Being part of a larger organization will provide us the opportunity to more aggressively market our services and expand our Bank within the community". He added that "Banking today in all of California, including Roseville, is dominated by a few megabanks. However, the existence of smaller, separate banks indicates a localized demand for an alternative source of more responsive, community-oriented banking. We believe that this transaction will enable Sunrise Bank to better meet the local financial needs of our Roseville community".